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                                                                  EXHIBIT 10.10


                               BREAKAWAY SOLUTIONS, INC.



                                                       February 17, 1999

Mr. Christopher Harding
901 Stonington Road
Shavertown, PA 18708

Dear Christopher:

     BreakAway Solutions, Inc. (the "Company") is pleased to offer you the position of Senior Vice President - Sales and Field Marketing of the Company (the "Position") subject to the terms and conditions set forth in this letter agreement ("Agreement"). In consideration of the mutual agreements set forth below, you and the Company agree to the following:

1.  EFFECTIVE DATE; TERM; EFFECT OF TERMINATION OF THIS AGREEMENT,

     (a) EFFECTIVE DATE. This Agreement shall be effective upon the Company's receipt of a copy of this Agreement originally executed by you (such date being referred to as the "Effective Date") until March 1, 2001 (the "Employment Period") unless sooner terminated by you or the Company in accordance with this Agreement. This Agreement shall automatically renew for a successive two year term expiring March 1, 2003. unless wither party provides written notice of noon-renewal to the other party on or prior to February 1, 2001. In connection with your execution of this Agreement, you agree that, upon request of the Company, you shall provide proof of your legal right to work in the United States as required by the U.S. Immigration and Naturalization Service. If you are not a U.S. citizen or U.S. permanent resident, you will be required either to sign an assurance regarding obligations not to export technical data or software to certain countries, or to comply with the requirements of subsection 6(a) below to the extent applicable to you.

     (b) EFFECT OF TERMINATION OF THIS AGREEMENT. Termination of your employment with the Company shall terminate this Agreement. Following termination of this Agreement, this Agreement shall become null and void and no party hereto (or any of their respective directors, officers or employees) shall have any liability or further obligation to any other party under this Agreement, except as provided in this Section 1(b) and Sections
3, 4, 5 or 6 of this Agreement, or as provided in the Option Agreement referenced in Section 3. Nothing contained in this Section 1 shall relieve any party from liability for any breach of this Agreement occurring prior to any termination.

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2.   POSITION, DUTIES AND DURATION OF ASSIGNMENT. You will serve in the
Position with such duties and responsibilities that exist as of the Effective Date, and/or as may later be reasonably assigned by the President of the Company, provided the duties are commensurate with the duties and responsibilities of Senior Vice President-Sales and Field Marketing of companies that are of comparable size and in comparable industries to the Company. You will report directly to the President. You will devote all of your business time, skill, attention and best efforts to the Company's business and to discharge and fulfill the responsibilities assigned to you by the COmpany during your employment. You shall not render services to any other person or entity without the prior written consent of the Company, and you shall not engage in any activity which conflicts or interferes with the performance of the duties and responsibilities of the Position.

3.   COMPENSATION AND BENEFITS

     (a) SALARY. During your employment and commencing with your first day of work for the Company (which we agree shall be on or before March 1, 1999; the "Start Date"), you will receive a base salary of $9,1667.67 per pay period (which is equivalent to an annual base salary of $220,000 paid out over 24 pay periods per year) ("Base Salary"), in accordance with the semi-monthly payment schedule now being employed by the COmpany. During the Employment Period, the Base Salary shall be reviewed at least annually by the Company' Board of Directors after consultation with you and may from time to time be increased as determined by the Board of Directors. Effective as of the date of any such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to you under this Agreement. The Company will make such deductions, withholdings, and other payments from sums payable pursuant to this Agreement which are required by law for taxes and other charges, or which you request pursuant to payroll deductions chose by you. In the even of your death, the Company will make all salary payments which are accrued and not yet paid as of the date of your death to your legal representative. All dollar amounts stated in this and all other Sections of this Agreement refer to United States currency.

     (b) BONUSES. You will receive a bonus of $50,000 payable on the Start Date (the "Starting Bonus"). In addition, at the end of the first year of your employment, you will be eligible to receive a target bonus of 30% of your base salary based on Company profitability, as determined in accordance with the COmpany's Profit Sharing Plan.

     (c) STOCK OPTION. Subject to approval by the Board of Directors, you will be granted, as of your Start Date, an incentive stock option under the COmpany's 1998 Stock Option Plan (the "Stock Option Plan") to purchase up to 757,813 shares of the Company's common stock, $.0001 par value per share (the "Common Stock") (or such greater amount, if any, which shall be equal to four percent (4%) of the common stock of the Company outstanding on the Start
Date), at an exercise price equal to the then current

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fair market value per share of the Common Stock as determined by the Board of
Directors, pursuant to a separate stock option agreement substantially in the form attached hereto as Exhibit A, with such changes as you and the Company mutually agree upon (provided, however, that to the extent any provision of such exhibit is inconsistent with an express provision contained in this Agreement, this Agreement shall prevail and the form of option agreement shall be appropriately revised). Notwithstanding the foregoing, if applicable tax laws or regulations limit the number of options which may be granted as incentive stock options, then the balance of such options shall be granted as "non-qualified stock options" and the company shall issue to you one or more separate non-qualified stock option agreements substantially in the form attached hereto as Exhibit B with respect to such options, with such changes as you and the company mutually agree upon (provided, however, that to the extent any provision of such exhibit is inconsistent with a express provision contained in this Agreement, this Agreement shall prevail and the form of option agreement shall be appropriately revised). Although the company and you intend that the stock options described above be in lieu of normal or other option grants through the end of March, 2001, the Board of Directors may at any time in its discretion consider you for possible future annual or other grants of options and commencing April, 2001, shall at least once during each year consider you for a grant of additional options.

          (ii) the stock option agreement shall provide that, subject to
Section 5(b) below, (A) 378,907 shares will be vested on the Start Date, (B) the remaining shares will vest in 36 equal monthly installments commencing on the first anniversary of the Start Date, over a period of three years after such first anniversary date, and (C) all unvested shares shall immediately become vested in full upon the occurrence of a Triggering Event (as defined below).

               "Triggering Event" means immediately prior to the occurrence of any of the following events: (a) a public offering by the Company of shares of its common stock, (b) a sale of all or substantially all of the Company's assets or all or substantially all of the shares of its capital stock, (c) a consolidation or merger of the Company in which a majority of outstanding shares of the Company's capital stock are exchanged for securities, cash or other property of any other corporation or business entity, (d) a consolidation or merger involving the Company as a result of which the the stockholders of the Company immediately prior to such event do not own immediately following the occurrence of such event, at least a majority of the common stock and voting power of the entity resulting from such consolidation or surviving such merger, or (e) the liquidation or dissolution of the Company. In addition, if the Company or stockholders of the Company enter into an agreement with respect to an event described in (b) thorough (e) of the preceding sentence, then upon the consummation of such event a Triggering Event shall be deemed to have occurred upon the date of such agreement.


         (iii) The stock option agreement shall also contain a right of first refusal and a repurchase obligation in favor of the company upon termination of your employment. Upon termination of your employment. Upon termination of your employment, the Company shall repurchase all your Company stock and vested options at the fair market value as of the date of

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termination. If the Company stock is not then publicly traded on a recognized stock exchange, the fair market value shall be determined in good faith by the Company's Board of Directors, and the Company shall notify you in writing of such valuation. If you dispute the fair market value so determined, you shall notify the Company in writing within 5 days after the Company's notice. You and the Company agree in good faith to choose, within 10 days after your notice, a mutually acceptable appraiser to determine the fair market value.
If you and the Company cannot agree on such appraiser, the appraiser shall be appointed by the American Arbitration Association in Boston and shall have expertise in valuing technology companies. Within 30 days after the appointment, the appraiser shall determine the fair market value of the stock and deliver a written report to the parties as to such appraisal. The appraiser's determination of fair market value of the stock shall be final and binding upon all parties. The costs of the appraiser shall be borne equally by you and the Company. The consideration paid by the Company for the exercise of its right of first refusal or its repurchase upon termination of your employment may include an interest-bearing promissory note from the Company having a term of no greater than five years.

     (d) BENEFITS. You will be entitled to participate in or receive all benefits under the Company's employee benefit plans and policies as in effect from time to time and as are provided to senior management of the Company. The Company may change, amend, modify or completely eliminate any benefit plan from time to time.

     (e) BUSINESS EXPENSES. You will be entitled to reimbursement for necessary and reasonable business expenses incurred by you in your employment with the Company in accordance with accounting procedures as the Company shall adopt from time to time, including but not limited to business class or first class air travel.

     (f) RELOCATION EXPENSES. The Company will pay reasonable expenses incurred by you in order to relocate from New Jersey/Pennsylvania to work for the Company pursuant to the this Agreement, in an amount not to exceed $50,000. The Company agrees to gross-up such relocation expenses to cover taxes imposed upon you in respect of the non-qualified portion of such expenses.

     (g) VACATION/HOLIDAYS. During your employment under this Agreement you will be entitled to no less than four weeks paid vacation, accrued in accordance with Company policies applicable to senior management, and Company holidays in accordance with the Company's holiday policies, as they may be amended from time to time.

     (h) RECEIPT OF DOCUMENTATION. You acknowledge that you have received from the Company copies of the Stock Plan and the Company's benefit plans. You understand and agree that the Company has reserved the right and option, in its sole discretion, to change, interpret or modify these and all other plans or policies at any time in accordance with the terms of the respective plans or policies.

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4.   Restrictions and Conditions

     As an express condition of this Agreement and your continued employment with the Company, you agree to comply with the agreements and other conditions in this Section.

     (a) AGREEMENT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. While employed by the Company and thereafter, you shall not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to your employment by and for the benefit of the Company, or disclose to anyone outside of the Company any such Confidential Information, without (i) the prior written consent of the Company or (ii) as may be otherwise required by law or legal process, provided however that before making any such disclosure pursuant to clause (ii) you first give written notice of the intended disclosure to the Company within a reasonable time prior to the time when disclosure is to be made, and exercise best efforts, in cooperation with the Company, to obtain confidential treatment for such Confidential Information. The term "Confidential Information" as used throughout this Agreement shall mean all trade secrets, proprietary information, inventions and developments, including customer lists, business plans, and all other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including you) or received by the Company from an outside source, which is in the possession of the Company and which is maintained in confidence by the Company or which might permit the Company or its clients or customers (hereinafter collectively referred to as ""Clients'') to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. This provision does not apply to any Confidential Information that the Company has voluntarily disclosed to the public or that has otherwise legally entered the public domain. You understand that the Company from time to time has in its possession information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. You agree that all such information shall be Confidential Information for purposes of this Agreement.

     (b) ASSIGNMENT OF DEVELOPMENTS. You agree that all Confidential Information and all other discoveries, inventions, ideas, designs, concepts, processes, methods and improvements or parts thereof, conceived or otherwise made by you during the period of your employment by the Company, alone or jointly with others and in any way relating to the Company's present or proposed products or services or to tasks assigned to you during the course of your employment, whether or not made during your regular working hours or on the Company's premises (hereinafter collectively referred to as "Developments"), together with all products or services which embody such Developments, shall be the sole property of the Company. You agree to, and hereby do, assign to the Company all your right, title and interest throughout the world in and to all Developments and to anything tangible which evidences or constitutes any such Development. You agree that all such Developments shall constitute works made for hire under the copyright laws of the United States and hereby assign and, to the extent any such assignment cannot be made at present, you hereby agree to assign to the Company all

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copyrights, patents, reproductions and other proprietary rights you may have in any such Development, together with the right to file for and/or own wholly without restriction United States and foreign patents, trademarks, and copyrights with respect thereto.

     (c) EXCEPTIONS TO THIS AGREEMENT. You hereby certify that you have informed the Company in writing of any and all continuing obligations which you have to any previous employer and all Confidential Information or Developments which you claim as your own or otherwise intend to exclude from this Agreement.

     (d) EMPLOYEE'S OBLIGATION TO COOPERATE. You will, at any time during your employment, or after it terminates, on request of the Company, execute all reasonable documents and perform all lawful and reasonable acts which the Company considers necessary or advisable to secure its rights under this section of this Agreement and to carry out the intent of this section of the Agreement.

     (e) RETURN OF PROPERTY. At any time on written request of the Company, you shall return promptly all documents and other property belonging to the Company or its Clients or business partners.

     (f) RESTRICTIONS ON CERTAIN POST-EMPLOYMENT ACTIVITIES.

          (i) As long as you are employed by the Company and for a period of one year after the termination of your employment for any reason, you shall not solicit, or induce to resign any employee of the Company (or anyone who was an employee of the Company during the period beginning six months prior to your termination of employment with the Company), or assist in such hiring by any person or business entity or encourage any such employee to terminate his or her employment with the Company.

          (ii) As long as you are employed by the Company and for a period of one year following termination of your employment, you shall not either directly or indirectly (a) solicit, divert, or attempt to divert from the Company to yourself or to any other person or business entity the business or patronage of any Clients, prospective clients or business partners of the Company; or (b) provide services, whether on your own behalf or as an owner, manager, consultant, director, officer, partner or employee of any other person or business entity, to any of the Clients or prospective clients of the Company contacted by the Company or you; provided, however, that clause
(b) shall not prohibit you from accepting employment as a direct employee of Clients or business partners. You agree to inform the Company of any activities that violate or may violate the terms of this Section. In the event that you breach any of the terms of this Section, the prohibitions set forth in this Section will remain in effect for one year from the discovery of such a breach by an officer of the Company.

     (g) NO OTHER AGREEMENT. You warrant that you are not subject to any agreement or obligation with any other party which would or could in any way conflict with your obligations under this Agreement, except any agreement or obligation that may

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exist with Cambridge Technology Partners, Inc. You warrant that, to the best of your knowledge, you have provided the Company with accurate and complete copies of all such agreements and written summaries of all such unwritten obligations with Cambridge Technology Partners, inc. You agree to indemnify and hold harmless the Company from any claims, actions or damages arising from or relating to breach of this subsection.

     (h) EQUITABLE REMEDIES; SURVIVAL You and the Company agree that upon a breach or violation of any provision of this Section 4, the Company, in addition to all other remedies which might be available to it, shall be entitled as a matter of right to equitable relief in any court of competent jurisdiction, including the right to obtain injunctive relief or specific performance. You and the Company agree that the remedies at law for any such breach or violation are not fully adequate and that the injuries to the Company as a result of the continuation of any breach or violation are incapable of full calculation in monetary terms and, therefore, constitute irreparable harm. The provisions of this Section 4 shall survive termination of this Agreement.

5.   COMPENSATION AND BENEFITS UPON TERMINATION OF EMPLOYMENT.

     Upon termination of your employment (such date of termination being referred to as the "Termination Date"), the Company will pay you the compensation and benefits as described in this Section 5.

     (a) The Company will pay you on or about the Termination Date all salary and vacation pay, if any, that has been earned or accrued through the date of your termination from the Company and has not yet been paid.

     (b) If your employment terminates at any time after the Start Date (i) by the Company other than for "cause" as defined below, or (ii) by your for "good reason":

then following your Termination Date, in addition to the consideration described in Section 5(a):

          (A) subject to subsection (B) below, the Company will continue to pay your Base Salary at the times and in the amounts set forth in
          Section 3(a) until the first anniversary of the Termination Date.

          (B) Notwithstanding the foregoing subsection (A),if your employment terminates in connection with any prohibition by a court of law on your providing services to the Company (a "Prohibition"), (I) the Company will continue to pay you your Base Salary at the times and in the amounts set forth in Section 3(a) only until the earliest to occur of: (aa) the first anniversary of the effective date of the Prohibition or (bb) such time as you have commenced employment with another employer at a base salary at least equal to the Base Salary; PROVIDED, that if you are employed by

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         another employer at a base salary less than the Base Salary, the amount so payable by the Company under clause (aa) shall be reduced by the amount of base salary earned at the new employment position and (II) if such Prohibition occurs (aa) during the 180 day period commencing on the Start Date, all sock options referred to in
         Section 3(c) shall immediately and automatically terminate, the Company shall refund to you the exercise price, if any, previously paid by you upon exercise of such option and the shares issued upon such exercise shall be automatically cancelled, or (bb) during the period commencing on the 181st day after the Start Date and ending on the 365th day after the Start Date, the stock option referred to in Section 3(c) shall immediately and automatically terminate as to such number of shares equal to the product of (x) the difference between 365 and the actual number of days that have elapsed from the Start Date until the Termination Date, multiplied by (y) a fraction, the numerator of which is 378,907 and the denominator of which is 365, the Company shall refund to you the exercise price, if any, previously paid by you upon exercise of such option and the shares issued upon such exercise shall be automatically cancelled.

Termination for "good reason" shall mean termination of employment by you for any of the following reasons: (i) any material breach of this agreement by the Company, including, without limitation, causing or requiring you to report to anyone other than the President of the Company or the Board of Directors, (ii) the failure of a successor to the Company to assume and agree to be bound by this Agreement, or (iii) requiring you to be principally based at any location more than 50 miles from the current offices of the Company in boston, Massachusetts, or (iv) termination by you for any reason or no reason during the 30 day period commencing nine months after a Triggering
Event described in subsection (b), (c) or (d) of the definition of "Triggering Event" contained in Section 3(c)(ii).

    (c) If the Company terminates your employment for "cause" or you terminate your employment other than for "good reason";

         (i) within the thirty (30) day period after your Start Date, you agree to reimburse the Company on your Termination Date in an amount equal to the product of (A) the difference between 30 and the actual number of days that have elapsed from the Start Date until the Termination Date, multiplied, by, (B) a fraction, the numerator of which is the aggregate amount of the Starting Bonus paid by the Company and the denominator of which is 30; or

         (ii) prior to March 1, 2000, you agree to reimburse the Company on your Termination Date for a portion of such expenses in an amount equal to the product of (A) the difference between 365 and the actual number of days that have elapsed from the Start Date until the Termination Date, multiplied by (B) a fraction, the numerator of which is

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the aggregate amount of relocation expenses paid by the Company, and the denominator of which is 365.

     (d) You may be entitled to continuation of applicable life insurance, accidental death and disability or other benefits provided that you make an appropriate conversion and comply with the requirements of the applicable benefit plans.

     (e) You will not be entitled to receive any other compensation or benefits provided by, through or on behalf of the Company, other than benefits that are vested as of the date of termination and that are payable in accordance with the terms of any applicable benefit plan.

     (f) For purposes of this Section 5, "cause" shall mean that you are terminated for one or more of the following reasons:

          (i) your substantial, material and continuing failure, after written notice thereof, to render services to the Company in accordance with the terms of this Agreement, which shall materially and adversely affect the Company;

         (ii) your gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company; or

        (iii)  your commission of any act of embezzlement or fraud; or

         (iv) your deliberate disregard of material rules or material policies of the Company which results in direct or indirect loss, damage or injury to the Company; or

          (v) your willful or intentional material breach or violation of this Agreement, including without limitation your unauthorized disclosure of any Confidential Information of the Company; or

         (vi) your willful or intentional material breach or violation of this Agreement, including without limitation your unauthorized disclosure of any Confidential Information of the Company; or

        (vii)  you have been convicted of a felony, or

     (g) "cause" shall not include any act or omission of which the President or any member of the Board of Directors has had actual knowledge for at least 6 months.

     (h) You acknowledge and agree that (i) the Company shall be under no obligation to provide any compensation or benefits under this Section 5 unless and until

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your payment obligations to the Company pursuant to Section 5(c) have been satisfied in full, and (ii) the Company, in its sole discretion, may offset your payment obligations under Section 5(c) against its payment obligations under this Section 5. You further acknowledge and agree that the compensation and benefits provided above have been negotiated with the Company and shall be deemed to fully satisfy any notice requirements which may be required by an jurisdiction. This Section 5 constitutes your only rights to compensation, benefits, damages, or other remedies arising out of the termination of your employment.

    (i) The provisions of this Section 5 shall survive termination of this Agreement.

6. GENERAL.

     (a) EMPLOYMENT ELIGIBILITY. From time to time after your first day of employment, you may be asked to provide proof of your identity as well as your legal right to work in the United States. If for any reason you are unable to provide proof of your identity as well as your legal right to work in the United States, the Company may not be able to employ you in the Position and may terminate your employment. If you are a citizen of a restricted country (as identified by the U.S. Department of Commerce) you must receive a validated license from the Office of Export Licensing. This license must be obtained within a time limit established by the Company.

    (b) GOVERNING LAW. The validity, interpretation, effect, and enforcement of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to choice of law rules.

    (c) ENTIRE AGREEMENT. In making your decision whether or not to accept this offer, you agree that you have not relied upon any promises or representations made by the Company, other than those made in this letter. This Agreement and the agreements referred to herein or to be executed pursuant to the provisions herein set forth the entire Agreement and understanding between you and the Company, and supersede any other negotiations, agreements, understandings, oral agreements, representations or past or future practices, whether written or oral, with, by or of the Company.

    Each Company plan or policy referred to herein directly or by implication is incorporated herein only insofar as it does not contradict this Agreement. If any inconsistencies between this Agreement and any such plan or policy or future plan or policy exist, the most recent applicable plan document or official policy shall control.

    (d) MODIFICATION. This Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing and signed by you and the Present of the Company.

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     (e)  SEVERABILITY AND INTERPRETATION. In the event that any provision or any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision or portion thereof shall be considered separate and apart from the remainder of this Agreement and the other provisions shall remain fully valid and enforceable. In the event that any provision is held to be overly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

     (f) NOTICES. All notices required by this Agreement shall be given in writing either by personal delivery or by first class mail, return receipt requested. Notices given to the Company shall be addressed to the Company at its address set forth on the first page of this Agreement, or at such later address when the Company's principal offices are located. Notice to you shall be to the last known address as set forth in your personnel file. Notice given by personal delivery shall be deemed given when delivered. Notice given by mail shall be deemed given five (5) days following the date of mailing. A copy of all notices to you shall be delivered to Joseph D. McGlinchey, II, Esq., The Pilot House, Lewis Whart, Boston, MA 02110.

     (g) MISCELLANEOUS. The rights of the Company under this Agreement shall inure to the benefit of and shall be binding upon the present and future subsidiaries of the Company, any and all subsidiaries of a subsidiary, and successors and assigns of the Company. No assignment of this Agreement by the Company will relieve the Company of its obligations hereunder. You shall not assign any of your rights and/or obligations under this Agreement and any such attempted assignment will be void. This Agreement shall be binding upon your heirs, executors, administrators or other legal representatives and their legal assigns.

     (h) WAIVER. A waiver by either party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

     (i) SURVIVAL. The provision of this Section 6 shall survive termination of this Agreement.

     (j) DIRECTORS AND OFFICERS LIABILITY INSURANCE. During the term of this Agreement, the Company agrees to maintain Directors and Officers Liability Insurance in amounts and with scope(s) of coverage deemed reasonable and appropriate by the Board of Directors.

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     If you agree with the foregoing, please sign below and return the original to me. You may keep the enclosed copy for your records.

                                                 Sincerely,


                                                 BreakAway Solutions, Inc.


                                                 /s/ Gordon Brooks
                                                 --------------------------
                                                 Gordon Brooks, President



Agreed to this 17th day of February, 1999


             /s/ Chris Harding
Employee:   ---------------------------
             Christopher Harding

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                                    EXHIBIT A

              [See standard incentive stock option agreement form attached]

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                                     EXHIBIT B

         [See standard non-qualified stock option agreement form attached]